July 2011 Preliminary Terms No. 859 Registration Statement No. 333-156423 Dated June 24, 2011 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities

Trigger PLUS Based on the Performance of Corn due August 30, 2012
Trigger Performance Leveraged Upside SecuritiesSM
Trigger PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the closing value of the asset on the valuation date.  There is no minimum payment at maturity, and you could lose your entire investment.  The Trigger PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per Trigger PLUS
Stated principal amount:	$1,000 per Trigger PLUS
Pricing date:	July 25, 2011
Original issue date:	July 28, 2011 (3 business days after the pricing date)
Maturity date:	August 30, 2012
Aggregate principal amount:	$
Underlying commodity:	Corn
Payment at maturity:
If the final commodity price is greater than the initial commodity price: $1,000 + leveraged upside payment. In no event will the payment at maturity exceed the maximum payment at maturity.

If the final commodity price is less than or equal to the initial commodity price and is greater than or equal to the trigger level: $1,000

If the final commodity price is less than the trigger level: $1,000 × commodity performance factor. This amount will be less than 90% of the stated principal amount and could be zero.

Maximum payment at maturity	$1,300 to $1,340 per Trigger PLUS (130% to 134% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leveraged upside payment:	$1,000 × leverage factor × commodity percent increase
Leverage factor:	200%
Commodity percent increase:	(final commodity price – initial commodity price) / initial commodity price
Commodity performance factor:	final commodity price / initial commodity price
Commodity price:	For any trading day, the official settlement price per bushel (as stated in U.S. cents). For a full description, please see “Fact Sheet – Commodity price” on page 4 of these preliminary terms.
Trigger level:	90%
Initial commodity price:	The commodity price for the underlying commodity on the pricing date.
Final commodity price:	The commodity price for the underlying commodity on the valuation date.
Valuation date:	August 27, 2012, subject to adjustment for non-trading days and market disruption events.
Interest:	None
CUSIP:	617482VL5
ISIN:	US617482VL57
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Trigger PLUS	$1,000	$20	$980
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $20 for each Trigger PLUS they sell. See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement for Commodity PLUS dated August 20, 2009                       Prospectus dated December 23, 2008
The Trigger PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Trigger PLUS Based on the Performance of Corn due August 30, 2012
Trigger Performance Leveraged Upside SecuritiesSM

Investment Overview

Trigger Performance Leveraged Upside Securities
The Trigger PLUS Based on the Performance of Corn due August 30, 2012 (the “Trigger PLUS”) can be used:
▪	To gain access to the underlying commodity and provide diversification of underlying asset class exposure
▪	As an alternative to direct exposure to the underlying commodity that potentially outperforms the underlying commodity in a moderately bullish scenario
▪
To achieve similar levels of exposure to the underlying commodity as a direct investment while using fewer dollars by taking advantage of the leverage factor, subject to the maximum payment at maturity

▪
To provide limited protection against a loss of principal in the event of a decline of the underlying commodity on the valuation date but only if the final commodity price is greater than or equal to the trigger level

Maturity:	Approximately 13 months
Leverage factor:	200%
Maximum payment at maturity:	$1,300 to $1,340 per Trigger PLUS (130% to 134% of the stated principal amount), to be determined on the pricing date.
Trigger level:	90% of the initial commodity price
Interest:	None

Underlying Commodity Overview

The price of corn to which the return on the Trigger PLUS is linked is the official settlement price per bushel of deliverable-grade corn on the Chicago Board of Trade (“CBOT”) of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by CBOT on such trading day.
Commodity information as of June 21, 2011
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
Corn (in U.S. cents)	C 1	707.50¢	355.00¢	787.00¢ (on 6/10/2011)	325.00¢ (on 6/29/2010)

* The Bloomberg ticker symbol is being provided for reference purposes only.  The initial commodity price and the final commodity price will be determined based on the price published by CBOT.

Daily Official Settlement Prices of Corn January 1, 2006 through June 21, 2011

July 2011	Page 2

Trigger PLUS Based on the Performance of Corn due August 30, 2012
Trigger Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 13-month investment offers 200% leveraged upside on the positive price performance of corn, subject to a maximum payment at maturity of $1,300 to $1,340 per Trigger PLUS (130% to 134% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Investors can use the Trigger PLUS to double returns up to the maximum payment at maturity and provide limited protection against a loss of principal due to the trigger feature.

Trigger Feature
At maturity, even if the underlying commodity has declined over the term of the notes, you will receive your stated principal amount but only if the final commodity price is greater than or equal to the trigger level.

Leverage Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying commodity within a certain range of price performance.

How Trigger PLUS Work

Upside Scenario
The final commodity price is greater than the initial commodity price and, at maturity, you receive a full return of principal as well as 200% of the increase in the price of the underlying commodity, subject to the maximum payment at maturity of $1,300 to $1,340 per Trigger PLUS (130% to 134% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

No Trigger Scenario
The final commodity price is less than or equal to the initial commodity price but greater than or equal to the trigger level. In this case, you receive the full stated principal amount at maturity even though the underlying commodity has depreciated.

Downside Scenario
The final commodity price is less than the trigger level. In this case, the Trigger PLUS redeem for an amount that is less than the stated principal amount by an amount proportionate to the decline in the price of the underlying commodity on the valuation date from the initial commodity price. This amount will be less than 90% of the stated principal amount and could be zero.

Summary of Selected Key Risks (see page 10)

▪	The Trigger PLUS do not pay interest or guarantee any return of your principal.

▪	Appreciation potential is limited.

▪	Market price of the Trigger PLUS will be influenced by many unpredictable factors.

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

▪	The return on the Trigger PLUS is linked to a single commodity, and the price of corn may change unpredictably and affect the value of the Trigger PLUS in unforeseen ways.

▪	Investing in the Trigger PLUS is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	Suspensions or disruptions of market trading in the underlying commodity and related futures markets could adversely affect the price of the Trigger PLUS.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS.

▪	Hedging and trading activity by our subsidiaries could potentially affect the value of the Trigger PLUS.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

July 2011	Page 3

Trigger PLUS Based on the Performance of Corn due August 30, 2012
Trigger Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Trigger PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of Trigger PLUS that the investor holds, an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the performance of the underlying commodity as of the valuation date, subject to the maximum payment at maturity.  There is no minimum payment at maturity, and you could lose your entire investment.  The Trigger PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July 25, 2011	July 28, 2011 (3 business days after the pricing date)	August 30, 2012, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per Trigger PLUS
Stated principal amount:	$1,000 per Trigger PLUS
Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Interest:	None
Underlying commodity:	Corn
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:
If the final commodity price is greater than the initial commodity price: $1,000 + leveraged upside payment. In no event will the payment at maturity exceed the maximum payment at maturity.

If the final commodity price is less than or equal to the initial commodity price and is greater than or equal to the trigger level: $1,000

If the final commodity price is less than the trigger level: $1,000 × commodity performance factor. This amount will be less than 90% of the stated principal amount and could be zero.

Maximum payment at maturity:	$1,300 to $1,340 per Trigger PLUS (130% to 134% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leveraged upside payment:	$1,000 × leverage factor × commodity percent increase
Leverage factor:	200%.
Commodity percent increase:	(final commodity price – initial commodity price) / initial commodity price
Commodity performance factor:	final commodity price / initial commodity price
Commodity price:
For any trading day, the official settlement price per bushel of deliverable-grade corn on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such trading day.

Relevant exchange:	CBOT
Initial commodity price:
The commodity price for the underlying commodity on the pricing date, subject to adjustment in the event of a market disruption event or a non-trading day.

If the initial commodity price as finally made available by the relevant exchange or its successor differs from the initial commodity price specified in the pricing supplement, we will include the definitive initial commodity price in an amended pricing supplement.

Final commodity price:	The commodity price for the underlying commodity on the valuation date, subject to adjustment in the event of a market disruption event or a non-trading day.
Valuation date:	August 27, 2012, subject to adjustment for non-trading days and market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 10.

July 2011	Page 4

Trigger PLUS Based on the Performance of Corn due August 30, 2012
Trigger Performance Leveraged Upside SecuritiesSM

General Terms
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	617482VL5
ISIN:	US617482VL57
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:
Although the issuer believes that, under current law, the Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to maturity, other than pursuant to a sale or exchange.

▪ Upon sale, exchange or settlement of the Trigger PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Any gain or loss recognized upon sale, exchange or settlement of a Trigger PLUS should be long-term capital gain or loss if the U.S. Holder has held the Trigger PLUS for more than one year at such time.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in futures or options contracts on the underlying commodity listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity on or prior to the pricing date could increase the price of the underlying commodity on the pricing date, and therefore the price at which the underlying commodity must close on the valuation date before investors would receive at maturity a payment that is at least equal to or greater than the principal amount of the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect the price of the underlying commodity on the valuation date and, accordingly, the payment that investors will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

July 2011	Page 5

Trigger PLUS Based on the Performance of Corn due August 30, 2012
Trigger Performance Leveraged Upside SecuritiesSM

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

July 2011	Page 6

Trigger PLUS Based on the Performance of Corn due August 30, 2012
Trigger Performance Leveraged Upside SecuritiesSM

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the Trigger PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $20 for each Trigger PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary is a summary of the terms and conditions of the Trigger PLUS.  We encourage you to read the accompanying prospectus supplement for Commodity PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2011	Page 7

Trigger PLUS Based on the Performance of Corn due August 30, 2012
Trigger Performance Leveraged Upside SecuritiesSM

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	200%
Trigger level:	90% of the initial commodity price
Hypothetical maximum payment amount:	$1,320 per Trigger PLUS (132% of the stated principal amount)

Trigger PLUS Payoff Diagram

How it works

▪
If the final commodity price is greater than the initial commodity price, an investor would receive the $1,000 stated principal amount plus 200% of the appreciation of the underlying commodity over the term of the Trigger PLUS, subject to the maximum payment at maturity.  In the payoff diagram above, the investor would realize the hypothetical maximum payment at maturity of $1,320 per Trigger PLUS at a final commodity price of 116% of the initial commodity price.

▪	If the underlying commodity appreciates 4%, the investor would receive an 8% return, or $1,080 per Trigger PLUS.

▪	If the underlying commodity appreciates 30%, the investor would receive only the hypothetical maximum payment at maturity of $1,320 per Trigger PLUS, or 132% of the stated principal amount.

▪	If the final commodity price is less than or equal to the initial commodity price but greater than or equal to the trigger level, the investor would receive the $1,000 stated principal amount.

▪
If the final commodity price is less than the trigger level, the investor would receive an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decline in the final commodity price from the initial commodity price.

▪	If the underlying commodity depreciates 20%, the investor would lose 20% of the principal and receive only $800 per Trigger PLUS at maturity, or 80% of the stated principal amount.

July 2011	Page 8

Trigger PLUS Based on the Performance of Corn due August 30, 2012
Trigger Performance Leveraged Upside SecuritiesSM

Payment at Maturity
At maturity, investors will receive for each $1,000 stated principal amount of Trigger PLUS that they hold an amount in cash based upon the final commodity price, subject to the maximum payment at maturity, determined as follows:

If the final commodity price is greater than the initial commodity price, investors will receive for each $1,000 stated principal amount of Trigger PLUS that they hold a payment at maturity equal to:

$1,000    +    leveraged upside payment:

subject to the maximum payment at maturity of $1,300 to $1,340 for each Trigger PLUS,

If the final commodity price is less than or equal to the initial commodity price and greater than or equal to the trigger level, you will receive a payment at maturity equal to:

the stated principal amount of $1,000

If the final commodity price is less than the trigger level, you will receive for each Trigger PLUS that you hold a payment at maturity that is less than the stated principal amount of each Trigger PLUS by an amount proportionate to the decline in the price of the underlying commodity on the valuation date from the initial commodity price, which will be equal to:

$1,000    ×    commodity performance factor

Because the commodity performance factor will be less than 0.9 under this scenario, the payment at maturity will be less than 90% of the stated principal amount and could be zero.

July 2011	Page 9

Trigger PLUS Based on the Performance of Corn due August 30, 2012
Trigger Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Commodity PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

▪
The Trigger PLUS do not pay interest or guarantee any return of your principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the final commodity price is less than the trigger level (which is 90% of the initial commodity price), the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Trigger PLUS by an amount proportionate to the decrease in the final commodity price from the initial commodity price. See “How the Trigger PLUS Work” on page 8 above.

▪
Appreciation potential is limited.  The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $1,300 to $1,340 per Trigger PLUS (130% to 134% of the stated principal amount).  Although the leverage factor provides 200% exposure to any increase in the price of the underlying commodity on the valuation date, because the payment at maturity will be limited to 130% to 134% of the stated principal amount for the Trigger PLUS, any increase in the final commodity price over the initial commodity price by more than 15% to 17% will not further increase the return on the Trigger PLUS.

▪
The market price of the Trigger PLUS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which we or certain of our affiliates, including Morgan Stanley & Co. LLC (“MS & Co.”), may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the price of the underlying commodity at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of the underlying commodity, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the final commodity price, trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government activity that could affect the underlying commodity market, the time remaining until the Trigger PLUS mature and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the underlying commodity market is subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the Trigger PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the Trigger PLUS prior to maturity may result in a loss.

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Trigger PLUS at maturity, and, therefore, you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.  The payment at maturity on the Trigger PLUS is linked exclusively to the price of corn and not to a diverse basket of commodities or a broad-based commodity index.  The price of corn may not correlate to, and may diverge significantly from, the prices of commodities generally.   Because the Trigger PLUS are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.  The price of corn may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 13.

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The return on the Trigger PLUS is linked to a single commodity, and the price of corn may change unpredictably and affect the value of the Trigger PLUS in unforeseen ways.  Investments, such as the Trigger PLUS, linked to the price of a single commodity such as corn are subject to significant fluctuations in the price of the commodity over short periods of time due to a variety of factors.

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Trigger PLUS Based on the Performance of Corn due August 30, 2012
Trigger Performance Leveraged Upside SecuritiesSM

The price of corn is primarily affected by the global demand for and supply of corn.  The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol.  The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed.  Negative developments in those industries may lessen the demand for corn.  For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease.  The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn.  The United States is the world’s largest supplier of corn, followed by China and Brazil.  The supply of corn is particularly sensitive to weather patterns in the United States and China.  In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

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Investing in the Trigger PLUS is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.  Investing in the Trigger PLUS is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.  By purchasing the Trigger PLUS, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity. Further, by purchasing the Trigger PLUS, you are taking credit risk of Morgan Stanley and not to any counterparty to futures contracts or forward contracts on the underlying commodity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Trigger PLUS in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Trigger PLUS or in any secondary market transaction. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Trigger PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Trigger PLUS.  MS & Co. may, but is not obligated to, make a market in the Trigger PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS.  Accordingly, you should be willing to hold your Trigger PLUS to maturity.

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Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Trigger PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the prices of the underlying commodity and, therefore, the value of the Trigger PLUS.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS.  As calculation agent, MSCG will determine the initial commodity price and final commodity price, the commodity performance factor or the commodity percent increase, as applicable, and calculate the amount of cash, if any, you receive at maturity.  Determinations made by MSCG, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any settlement price in the event of a market disruption event, may affect the payout to you at maturity.

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Trigger PLUS Based on the Performance of Corn due August 30, 2012
Trigger Performance Leveraged Upside SecuritiesSM

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the underlying commodity), including trading in futures and options contracts on the underlying commodity as well as in other instruments related to the underlying commodity.  Some of our subsidiaries also trade in the futures contracts on the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price on the pricing date and, as a result, could increase the price at which the underlying commodity must close on the valuation date before you would receive a payment at maturity that is at least equal to or greater than the stated principal amount of the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect the price of the underlying commodity on the valuation date and, accordingly, the payment that you will receive at maturity, if any.

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The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income.  Because the Trigger PLUS provides for the return of principal except where the corn performance factor has declined below the trigger level, the risk that it would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not provide for the return of principal.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

July 2011	Page 12

Trigger PLUS Based on the Performance of Corn due August 30, 2012
Trigger Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low official settlement prices, as well as end-of-quarter official settlement prices, for the underlying commodity for each quarter in the period from January 1, 2006 through June 21, 2011.  The commodity price on June 21, 2011 was 707.50¢.  We obtained the information in the table from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying commodity should not be taken as an indication of future performance.  We cannot give you any assurance that the underlying commodity will appreciate over the term of the Trigger PLUS so that you will receive a payment in excess of the stated principal amount of the Trigger PLUS.

Corn (in U.S. cents)	High	Low	Period End
2006
First Quarter	236.00	205.00	236.00
Second Quarter	263.00	223.00	235.50
Third Quarter	264.25	219.00	262.50
Fourth Quarter	390.25	262.50	390.25
2007
First Quarter	434.50	354.50	374.50
Second Quarter	419.00	329.50	329.50
Third Quarter	386.75	310.00	373.00
Fourth Quarter	455.50	339.75	455.50
2008
First Quarter	567.25	455.50	567.25
Second Quarter	754.75	576.25	724.75
Third Quarter	748.75	487.50	487.50
Fourth Quarter	484.00	293.50	407.00
2009
First Quarter	427.50	343.50	404.75
Second Quarter	449.50	347.75	347.75
Third Quarter	359.00	300.50	344.00
Fourth Quarter	417.00	333.50	414.50
2010
First Quarter	423.00	345.00	345.00
Second Quarter	373.25	325.00	354.25
Third Quarter	521.75	360.00	495.75
Fourth Quarter	629.00	465.75	629.00
2011
First Quarter	729.75	595.00	693.25
Second Quarter (through June 21, 2011)	787.00	668.75	707.50

July 2011	Page 13